Exhibit 99

For Immediate Release

3M Delivers Second-Quarter Sales of $7.7 Billion and Earnings of $2.08 per Share

Second-Quarter Highlights:

•                 Operating income margins of 24.4 percent, up 0.5 percentage points year-on-year

•                 Sales declined 0.3 percent; organic local-currency sales declined 0.2 percent

•                 Continued progress on Business Transformation, including West Europe ERP deployments

•                 Returned $1.5 billion to shareholders via dividends and gross share repurchases

ST. PAUL, Minn. – July 26, 2016 - 3M (NYSE: MMM) today reported second-quarter earnings of $2.08 per share, an increase of 3.0 percent versus the second quarter of 2015. Sales declined 0.3 percent year-on-year to $7.7 billion. Organic local-currency sales declined 0.2 percent while acquisitions, net of divestitures, added 1.4 percent to sales. Foreign currency translation reduced sales by 1.5 percent year-on-year.

Operating income was $1.9 billion and operating income margins for the quarter were 24.4 percent, up 0.5 percentage points year-on-year. Second-quarter net income was $1.3 billion. The company’s operating cash flow was $1.3 billion, contributing to conversion of 75 percent of net income to free cash flow, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

3M paid $672 million in cash dividends to shareholders and repurchased $828 million of its own shares during the quarter.

Organic local-currency sales growth was 4.9 percent in Health Care, 2.7 percent in Consumer and 2.3 percent in Safety and Graphics, with declines of 1.4 percent in Industrial and 9.1 percent in Electronics and Energy. On a geographic basis, organic local-currency sales growth was 4.8 percent in Latin America/Canada, 3.0 percent in EMEA (Europe, Middle East and Africa) and 0.4 percent in the U.S., with a decline of 5.4 percent in Asia Pacific.

“Building on a solid first quarter performance, our team controlled the controllable and posted another quarter of strong earnings and expanded margins,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “Our execution of the 3M playbook is enabling us to deliver premium returns today while also building for the future, which includes making good progress on business transformation and investing approximately 10 percent of our sales into R&D and capital expenditures in the quarter.”

Looking ahead, 3M now expects 2016 earnings to be in the range of $8.15 to $8.30 per share — up 8 to 10 percent year-on-year — versus a prior expectation of $8.10 to $8.45.

To reflect the current economic environment and outlook, the company also updated its organic local-currency sales growth guidance to be in the range of 0 to 1 percent, versus a previous range of 1 to 3 percent. 3M forecasts foreign currency translation to reduce 2016 sales by 1 to 2 percent, versus a previous expected reduction of 1 to 3 percent. The company also estimates its full-year tax rate will be in the range of 29.0 to 29.5 percent, versus a prior range of 29.5 to 30.5 percent.

Second-Quarter Business Group Discussion

Industrial

•                  Sales of $2.6 billion, down 0.1 percent in U.S. dollars.

•                  Organic local-currency sales declined 1.4 percent; acquisitions, net of divestitures, increased sales by 2.6 percent; foreign currency translation reduced sales by 1.3 percent.

•                  On an organic local-currency basis:

•                  Sales growth in automotive OEM, automotive aftermarket, and abrasives was offset by declines across the rest of the portfolio.

•                  Sales increased in Latin America/Canada and EMEA, and declined in Asia Pacific and the U.S.

•                  Operating income was $615 million, up 1.2 percent year-on-year; operating margin of 23.4 percent.

Safety and Graphics

•                  Sales of $1.5 billion, up 4.7 percent in U.S. dollars.

•                  Organic local-currency sales increased 2.3 percent; acquisitions, net of divestitures, increased sales by 4.6 percent; foreign currency translation reduced sales by 2.2 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by roofing granules and commercial solutions.

•                  Sales increased in Latin America/Canada, the U.S. and EMEA, and declined in Asia Pacific.

•                  Operating income was $411 million, an increase of 12.8 percent year-on-year; operating margin of 27.4 percent.

Health Care

•                  Sales of $1.4 billion, up 3.0 percent in U.S. dollars.

•                  Organic local-currency sales increased 4.9 percent; foreign currency translation reduced sales by 1.9 percent.

•                  On an organic local-currency basis:

•                  Sales grew across all businesses.

•                  Sales grew in all geographic areas led by Latin America/Canada and Asia Pacific.

•                  Operating income was $460 million, an increase of 4.3 percent year-on-year; operating margin of 32.7 percent.

Electronics and Energy

•                  Sales of $1.2 billion, down 10.0 percent in U.S. dollars.

•                  Organic local-currency sales declined 9.1 percent; foreign currency translation reduced sales by 0.9 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales decreased 14 percent, with declines in both electronics materials solutions, and display materials and systems; energy-related sales declined

2 percent as sales growth in telecom was offset by declines in electrical markets and renewable energy.

•                  Sales increased in EMEA and were flat in Latin America/Canada and the U.S.; sales declined in Asia Pacific.

•                  Operating income was $229 million, down 18.1 percent year-on-year; operating margin of 19.3 percent.

Consumer

•                  Sales of $1.1 billion, up 1.7 percent in U.S. dollars.

•                  Organic local-currency sales increased 2.7 percent; foreign currency translation reduced sales by 1.0 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by home improvement and consumer health care.

•                  Sales grew in Asia Pacific, the U.S. and Latin America/Canada, and declined in EMEA.

•                  Operating income was $281 million, up 8.8 percent year-on-year; operating margin of 24.9 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S. access code is 21776140). The telephone replay will be available until 10:30 a.m. CDT on July 31, 2016.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$7,662	$7,686	$15,071	$15,264

Operating expenses
Cost of sales	3,799	3,858	7,477	7,679
Selling, general and administrative expenses	1,560	1,550	3,053	3,114
Research, development and related expenses	437	438	887	901

Total operating expenses	5,796	5,846	11,417	11,694

Operating income	1,866	1,840	3,654	3,570

Interest expense and income
Interest expense	38	35	85	66
Interest income	(7)	(7)	(12)	(11)

Total interest expense – net	31	28	73	55

Income before income taxes	1,835	1,812	3,581	3,515

Provision for income taxes	542	509	1,010	1,011

Net income including noncontrolling interest	$1,293	$1,303	$2,571	$2,504

Less: Net income attributable to noncontrolling interest	2	3	5	5

Net income attributable to 3M	$1,291	$1,300	$2,566	$2,499

Weighted average 3M common shares outstanding – basic	606.9	631.3	607.2	633.8
Earnings per share attributable to 3M common shareholders – basic	$2.13	$2.06	$4.23	$3.94

Weighted average 3M common shares outstanding – diluted	620.9	643.0	621.1	646.1
Earnings per share attributable to 3M common shareholders – diluted	$2.08	$2.02	$4.13	$3.87

Cash dividends paid per 3M common share	$1.11	$1.025	$2.22	$2.05

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	June 30,	December 31,	June 30,
	2016	2015	2015
ASSETS
Current assets
Cash and cash equivalents	$1,688	$1,798	$2,983
Marketable securities — current	177	118	502
Accounts receivable — net	4,667	4,154	4,578
Inventories	3,613	3,518	3,847
Other current assets	1,291	1,398	1,278
Total current assets	11,436	10,986	13,188
Marketable securities — non-current	14	9	13
Investments	121	117	106
Property, plant and equipment — net	8,604	8,515	8,389
Goodwill and intangible assets — net (a)	11,833	11,850	8,340
Prepaid pension benefits	242	188	54
Other assets	985	1,053	1,221
Total assets	$33,235	$32,718	$31,311

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$2,450	$2,044	$86
Accounts payable	1,650	1,694	1,714
Accrued payroll	580	644	582
Accrued income taxes	169	332	327
Other current liabilities	2,405	2,404	2,339
Total current liabilities	7,254	7,118	5,048
Long-term debt	9,299	8,753	8,398
Pension and postretirement benefits	3,418	3,520	3,683
Other liabilities	1,327	1,580	1,052
Total liabilities	$21,298	$20,971	$18,181

Total equity	$11,937	$11,747	$13,130
Shares outstanding
June 30, 2016: 604,400,291 shares
December 31, 2015: 609,330,124 shares
June 30, 2015: 624,745,409 shares
Total liabilities and equity	$33,235	$32,718	$31,311

(a)                                 In August 2015, 3M completed the acquisitions of Capital Safety and Membrana (which refers to the former Separations Media business acquired by 3M from Polypore). The combination of these acquisitions increased goodwill and intangible assets — net by approximately $3.8 billion when compared to June 30, 2015, balances.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six months ended
	June 30,
	2016	2015
NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,545	$2,418

Cash flows from investing activities:
Purchases of property, plant and equipment	(637)	(661)
Acquisitions, net of cash acquired	(4)	(153)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	(61)	928
Other investing activities	72	52

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(630)	166

Cash flows from financing activities:
Change in debt	775	1,876
Purchases of treasury stock	(2,055)	(2,581)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	612	450
Dividends paid to shareholders	(1,344)	(1,298)
Other financing activities	(16)	79

NET CASH USED IN FINANCING ACTIVITIES	(2,028)	(1,474)

Effect of exchange rate changes on cash and cash equivalents	3	(24)

Net increase (decrease) in cash and cash equivalents	(110)	1,086
Cash and cash equivalents at beginning of year	1,798	1,897

Cash and cash equivalents at end of period	$1,688	$2,983

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
Major GAAP Cash Flow Categories	2016	2015	2016	2015

Net cash provided by operating activities	$1,285	$1,338	$2,545	$2,418
Net cash provided by (used in) investing activities	(350)	166	(630)	166
Net cash used in financing activities	(602)	(320)	(2,028)	(1,474)

Free Cash Flow (non-GAAP measure)

Net cash provided by operating activities	$1,285	$1,338	$2,545	$2,418
Purchases of property, plant and equipment	(323)	(370)	(637)	(661)
Free cash flow (b)	962	968	1,908	1,757

Net income attributable to 3M	$1,291	$1,300	$2,566	$2,499
Free cash flow conversion (b)	75%	74%	74%	70%

(b)                                 Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	June 30,	December 31,	June 30,
Net Debt (non-GAAP measure)	2016	2015	2015

Total debt	$11,749	$10,797	$8,484
Less: Cash and cash equivalents and marketable securities	1,879	1,925	3,498

Net debt (c)	$9,870	$8,872	$4,986

(c)                                  Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (d)

(Unaudited)

	Three months ended June 30, 2016
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume – organic	0.1%	(5.3)%	1.5%	(2.4)%	(1.3)%
Price	0.3	(0.1)	1.5	7.2	1.1
Organic local-currency sales	0.4	(5.4)	3.0	4.8	(0.2)
Acquisitions	2.1	1.0	2.7	2.3	1.9
Divestitures	(0.6)	(0.2)	(0.7)	(0.3)	(0.5)
Translation	—	(0.2)	(1.7)	(10.5)	(1.5)
Total sales change	1.9%	(4.8)%	3.3%	(3.7)%	(0.3)%

	Three months ended June 30, 2016
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	(1.4)%	2.8%	(0.2)%	(1.3)%	(0.1)%
Safety and Graphics	2.3%	6.9%	(2.3)%	(2.2)%	4.7%
Health Care	4.9%	— %	—%	(1.9)%	3.0%
Electronics and Energy	(9.1)%	— %	—%	(0.9)%	(10.0)%
Consumer	2.7%	— %	—%	(1.0)%	1.7%
Total Company	(0.2)%	1.9%	(0.5)%	(1.5)%	(0.3)%

	Six months ended June 30, 2016
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	0.2%	(5.3)%	1.1%	(2.5)%	(1.6)%
Price	0.1	(0.2)	1.3	7.0	1.0
Organic local-currency sales	0.3	(5.5)	2.4	4.5	(0.6)
Acquisitions	2.4	1.0	2.7	2.3	2.0
Divestitures	(0.6)	(0.2)	(0.7)	(0.3)	(0.5)
Translation	—	(1.4)	(2.3)	(13.1)	(2.2)
Total sales change	2.1%	(6.1)%	2.1%	(6.6)%	(1.3)%

	Six months ended June 30, 2016
	Organic
Worldwide	local-	Total
Sales Change Analysis	currency	sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	(1.6)%	2.4%	(0.2)%	(2.1)%	(1.5)%
Safety and Graphics	2.4%	6.9%	(2.4)%	(3.1)%	3.8%
Health Care	5.6%	0.4%	—%	(2.5)%	3.5%
Electronics and Energy	(10.4)%	—%	—%	(1.4)%	(11.8)%
Consumer	2.7%	—%	—%	(1.8)%	0.9%
Total Company	(0.6)%	2.0%	(0.5)%	(2.2)%	(1.3)%

(d)                                 Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts), plus selling price changes.  Acquisition and divestiture impacts are measured separately for the first twelve months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2016, 3M made a product line reporting change involving two of its business segments in its continuing effort to improve the alignment of its businesses around markets and customers.

The change between business segments was as follows:

•                  Elements of the electronic bonding product lines were previously separately reflected in the Electronics Materials Solutions Division (Electronics and Energy business segment) and the Industrial Adhesives and Tapes Division (Industrial business segment). Effective in the first quarter of 2016, certain sales and operating income results for these electronic bonding product lines in aggregate were equally divided between the Electronics and Energy business segment and Industrial business segment. This change resulted in a decrease in net sales and operating income for total year 2015 of $33 million and $7 million, respectively, in the Industrial business segment offset by a corresponding increase in the Electronics and Energy business segment.

The financial information presented herein reflects the impact of the preceding product line reporting change between business segments for all periods presented. Refer to 3M’s Current Report on Form 8-K furnished on March 15, 2016, for additional supplemental unaudited historical business segment net sales and operating income information. In addition, these business segment changes were reflected in 3M’s Current Report on Form 8-K dated May 17, 2016, (which updated 3M’s 2015 Annual Report on Form 10-K) and 3M’s Quarterly Report on Form 10-Q for the period ended March 31, 2016.

BUSINESS SEGMENT INFORMATION	Three months ended		Six months ended
NET SALES	June 30,		June 30,
(Millions)	2016	2015	2016	2015
Industrial	$2,631	$2,632	$5,207	$5,288
Safety and Graphics	1,499	1,432	2,911	2,804
Health Care	1,404	1,364	2,787	2,693
Electronics and Energy	1,181	1,312	2,325	2,636
Consumer	1,130	1,111	2,179	2,159
Corporate and Unallocated	4	(4)	5	(2)
Elimination of Dual Credit	(187)	(161)	(343)	(314)

Total Company	$7,662	$7,686	$15,071	$15,264

BUSINESS SEGMENT INFORMATION	Three months ended		Six months ended
OPERATING INCOME	June 30,		June 30,
(Millions)	2016	2015	2016	2015

Industrial	$615	$608	$1,232	$1,204
Safety and Graphics	411	364	756	699
Health Care	460	440	915	848
Electronics and Energy	229	278	437	563
Consumer	281	259	519	499
Corporate and Unallocated	(88)	(74)	(129)	(174)
Elimination of Dual Credit	(42)	(35)	(76)	(69)

Total Company	$1,866	$1,840	$3,654	$3,570

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $30 billion in sales, our 90,000 employees connect with customers all around the world.

Investor Contacts:	Bruce Jermeland	Media Contact:	Lori Anderson
	3M		3M
	(651) 733-1807		(651) 733-0831

Mike Kronebusch
3M
(651) 733-1141

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000